UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2020

Baudax Bio, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-39101	47-4639500
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.01	BXRX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On November 22, 2020, Baudax Bio, Inc., (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor named therein (the “Purchaser”), pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Offering”), 2,850,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and warrants exercisable for an aggregate of 10,126,583 shares of Common Stock (the “Series A Warrants”) at a combined offering price of $1.185 per share. The Series A Warrants have an exercise price of $1.20 per share. Each Series A Warrant is exercisable for one share of Common Stock and will be immediately exercisable and will expire five years from the issuance date.

The Company also offered and sold to the Purchaser pre-funded warrants to purchase an aggregate of 7,276,583 shares of Common Stock (the “Series B Warrants” and, together with the Shares and the Series A Warrants, the “Securities”), in lieu of shares of Common Stock at the Purchaser’s election. Each Series B Warrant is exercisable for one share of our Common Stock. The purchase price of each Series B Warrant is $1.175, and the exercise price of each pre-funded Series B Warrant is $0.01 per share. The Series B Warrants are immediately exercisable and may be exercised at any time until all of the Series B Warrants are exercised in full.

A holder (together with its affiliates) may not exercise any portion of such holder’s Series A Warrants or Series B Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of the Company’s outstanding Common Stock immediately after exercise, except that upon notice from the holder to the Company, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s Series A Warrants or Series B Warrants up to 9.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants and Series B Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to the Company.

The Purchase Agreement contains customary representations and warranties and agreements of the Company and the Purchaser and customary indemnification rights and obligations of the parties. The closing of the Offering is expected to occur on November 25, 2020. The Company is expected to receive gross proceeds of approximately $11.9 million in connection with the Offering, before deducting placement agent fees and related offering expenses.

As compensation to H.C. Wainwright & Co., LLC (the “Placement Agent”) as placement agent in connection with the Offering, the Company agreed to pay to the Placement Agent a cash fee of 6.0% of the aggregate gross proceeds raised in the Offering, plus a management fee equal to 1.0% of the gross proceeds raised in the Offering and reimbursement of certain expenses and legal fees. The Company will also issue to designees of the Placement Agent warrants to purchase up to 6.0% of the aggregate number of shares of Common Stock sold in the transactions, or warrants to purchase up to 607,595 shares of Common Stock (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Series A Warrants, except that the Placement Agent Warrants have an exercise price equal to 125% of the offering price per share (or $1.48125 per share).

The foregoing summaries of the Purchase Agreement, the Series A Warrants, Series B Warrants and the Placement Agent Warrants do not purport to be complete and are subject to, and qualified in their entirety by, the forms of such documents attached as Exhibits 10.1, 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K (the “Report”), which are incorporated herein by reference.

The Securities in the Offering and the Placement Agent Warrants were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-243488), which was filed with the Securities and Exchange Commission on August 10, 2020 and was declared effective by the Commission on October 2, 2020 (the “Registration Statement”). A copy of the opinion of Troutman Pepper Hamilton Sanders LLP relating to the legality of the issuance and sale of the Securities in the Offering is attached as Exhibit 5.1 hereto. This Report shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document

4.1	Form of Series A Warrant.

4.2	Form of Series B Warrant.

4.3	Form of Placement Agent Warrant.

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP.

10.1	Form of Securities Purchase Agreement.

23.1	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baudax Bio, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	President and Chief Executive Officer

Date: November 24, 2020